EXHIBIT 99.1
TERMINATION AGREEMENT
     This Termination Agreement (“Termination Agreement”) is entered into and made effective as of November 1, 2005, (“Effective Date”), by and among LIN Television Corporation, a Delaware corporation (together with its successors, the “Company”), LIN TV Corp., a Delaware corporation (f/k/a Ranger Equity Holdings Corporation) (together with its successors, “LIN TV”, and, together with the Company, “Clients”), and Hicks, Muse & Co. Partners, L.P., a Texas limited partnership (“HMCo”).
     WHEREAS, the Company, LIN TV, LIN Holdings Corp., a Delaware corporation (“Holdings”), Ranger Equity Holdings A Corp., a Delaware corporation (“REHA”), Ranger Equity Holdings B Corp., a Delaware corporation (“REHB”), and HMCo entered into that certain Amended and Restated Financial Advisory Agreement dated February 19, 2002, as amended by that certain First Amendment to Amended and Restated Financial Advisory Agreement dated April 30, 2002 (collectively, and as amended, the “Financial Advisory Agreement”); and
     WHEREAS, Holdings was merged into the Company, and the Company is the successor in interest to Holdings; and
     WHEREAS, REHA and REHB were each merged into LIN TV and LIN TV is the successor in interest to each of REHA and REHB; and
     WHEREAS, the Clients and HMCo desire to terminate the Financial Advisory Agreement.
     NOW, THEREFORE, in consideration of the foregoing promises and the following promises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
     1. Termination of Financial Advisory Agreement. The Financial Advisory Agreement is terminated effective as of the Effective Date for all purposes and in all respects; provided, however, that Clients’ indemnity obligations in Section 5 of the Financial Advisory Agreement shall survive termination hereunder for any claims, liabilities, losses, damages, or expenses that accrue or are incurred by an Indemnified Person prior to the Effective Date.
     2. Mutual Release. After the Effective Date, except as otherwise provided herein, neither Clients nor HMCo shall have any rights, obligations or liabilities (with respect to acts or omissions of the parties hereto) with respect to one another arising pursuant to or in connection with the Financial Advisory Agreement, exclusive, for the avoidance of doubt, of any claims arising pursuant to the terms and subject to the conditions of this Termination Agreement.
     3. Defined Terms. Capitalized terms not defined herein shall have the meanings ascribed to them in the Financial Advisory Agreement.
     4. Amendments. No amendment, change, modification, or termination of this Termination Agreement or any part hereof shall be effective or binding unless made in writing and signed by each party hereto.
     5. Binding Effect. This Termination Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     6. Captions. The captions to sections of this Termination Agreement are solely for the convenience of the parties hereto and shall not affect the construction or interpretation of any provision of this Termination Agreement.
     7. Counterparts. This Termination Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and all of which when taken together shall constitute one and the same instrument as if the parties hereto had executed the same instrument.
     8. Entire Agreement. This Termination Agreement constitutes the entire agreement among the parties hereto in respect of the subject matter hereof and supersedes any and all prior agreements, understandings, and representations, whether written or oral, relating to the subject matter hereof.
     9. GOVERNING LAW. THIS TERMINATION AGREEMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION, AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.
     10. Severability. If any provision of this Termination Agreement or the application of such provision to any person or circumstance shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable under the applicable law of any jurisdiction, (i) the remainder of this Termination Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby, (ii) such invalid, illegal, or unenforceable provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such law, and (iii) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Termination Agreement.
     11. No Third-Party Beneficiary. Nothing express or implied in this Termination Agreement, is intended or shall be construed to confer upon or give any person or entity other than the parties hereto and their respective successors and permitted assigns any right, remedy, or benefit under or by reason of this Termination Agreement.
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     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the Effective Date.

HICKS, MUSE & CO. PARTNERS, L.P.
By:	HM Partners, Inc., its General Partner

By:	/s/Eric Allen
Eric Allen
General Counsel and Assistant Secretary

LIN TELEVISION CORPORATION

By:	/s/ Denise M. Parent

Name:	Denise M. Parent

Title:	Vice President, Deputy General Counsel

LIN TV CORP.

By:	/s/ Denise M. Parent

Name:	Denise M. Parent

Title:	Vice President, Deputy General Counsel